Exhibit 10.108

OUTSOURCING AGREEMENT

This OUTSOURCING AGREEMENT (this “Agreement”), dated as of October 3, 2019 (the “Effective Date”), is made by and between Meredith Corporation, an Iowa corporation (“Meredith”), and theMaven, Inc., a Delaware corporation (“Service Recipient”). Meredith and Service Recipient shall be referred to herein from time to time as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of May 24, 2019 by and among Meredith, TI Gotham Inc., and ABG-SI LLC (“Buyer”), Buyer agreed to purchase certain specified assets and assume certain specified liabilities of the “Sports Illustrated” Business (as defined therein) as set forth therein;

WHEREAS, Buyer licensed to Service Recipient the right to publish the print and digital editions of the Magazines (as defined below);

WHEREAS, Buyer has requested that Meredith enter into this Agreement with Service Recipient to facilitate the transfer of the assets pursuant to the Purchase Agreement;

WHEREAS, Meredith will provide to Service Recipient certain services, as more particularly described in this Agreement, following the Second Closing; and

WHEREAS, each of Meredith and Service Recipient desire to reflect the terms of their agreement with respect to such services herein.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding anything to the contrary, no Person shall be deemed an “Affiliate” of Service Recipient by virtue of his, her or its direct or indirect ownership interest in Service Recipient.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” has the meaning ascribed to it in the Purchase Agreement.

“Applicable Termination Date” means, with respect to each Service, the termination date specified with respect to such Service or Service Category, as applicable, in Schedule A

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“Business” has the meaning set forth in the Purchase Agreement.

“Business Day” means a day, other than a Saturday, Sunday or federal holiday, on which commercial banks in New York City are open for the general transaction of business.

“Change Order” has the meaning set forth in Section 2.02(a).

“Confidential Information” has the meaning set forth in Section 8.05(a).

“Consent” has the meaning set forth in Section 2.02(b).

“Consumer Data” means all subscriber, user or consumer data related to the Magazine in existence as of the date of this Agreement.

“Disclosing Party” has the meaning set forth in Section 8.05(a).

“Dispute” has the meaning set forth in Section 8.13.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Fees” means, with respect to each Service or Service Category, the fees specified with respect to such Service or Service Category, as applicable, in Schedule C, to be paid by Service Recipient in respect of such Service or Service Category to Meredith.

“Force Majeure Event” has the meaning set forth in Section 8.03.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group” means the Meredith Group or Service Recipient Group, as applicable.

“Indemnified Party” has the meaning set forth Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” means any person entitled to indemnification or reimbursement pursuant to ARTICLE V.

“Law” means any United States or foreign federal, national, state, municipal or local law (including common law), statute, ordinance, regulation, order, executive order, decree, rule, constitution, or treaty, or similar requirement of any Governmental Entity.

“Loss” or “Losses” means damages, losses, liabilities, penalties, fines, charges, obligations, costs or settlement payments, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses).

“Magazine” means the magazines entitled SPORTS ILLUSTRATED and SPORTS ILLUSTRATED FOR KIDS.

“Meredith” has the meaning set forth in the introductory paragraph to this Agreement.

“Meredith Group” means Meredith and its subsidiaries.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, joint venture, association, or other similar entity.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Receiving Party” has the meaning set forth in Section 8.05(a).

“Second Closing” has the meaning set forth in the Purchase Agreement.

“Service Categories” means the categories of Services identified in Schedule A.

“Service Manager” has the meaning set forth in Section 2.03(a).

“Service Recipient” has the meaning set forth in the recitals to this Agreement.

“Service Recipient Content” means the content, materials or trademarks provided to Meredith by Service Recipient pursuant to this Agreement after the Effective Date, including Buyer and third party content, materials, advertisements and marketing materials.

“Service Recipient Group” means Service Recipient and its subsidiaries and the Affiliates of any thereof to the extent that such subsidiaries and Affiliates materially participate in the operation of the Magazine after the Effective Date.

“Service Recipient Trademarks” means the trademarks provided to Meredith by Service Recipient pursuant to this Agreement for use by Meredith in connection with the Services.

“Services” means the individual services included within the various Service Categories identified in Schedule A.

“Software” has the meaning set forth in Section 2.05(b).

“Statement” has the meaning set forth in Section 6.02.

“Sub-Contractor” has the meaning set forth in Section 2.04(b).

“Term” has the meaning set forth in Section 4.01.

“Third-Party Costs” has the meaning set forth in Section 2.04(e).

“Third-Party Service Providers” has the meaning set forth in Section 2.04(c).

“Transition Services” has the meaning set forth in Section 4.02(f).

ARTICLE II.

SERVICES

Section 2.01. Provision of Services.

(a) On the terms and subject to the conditions set forth herein, commencing as of the Effective Date, Meredith shall have the exclusive right to provide, and shall cause the applicable members of the Meredith Group and other parties providing services to Meredith (including Third- Party Service Providers), to provide to Service Recipient the Services set forth in Schedule A for the Magazine and its corresponding digital magazine editions. Schedule A may be updated to add or remove any of the Services in accordance with Section 2.02.

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(b) Service Recipient may, at its option, from time to time to the extent there is no additional cost to Meredith or its Affiliates, delegate any or all of its rights to receive one or more of the Services under this Agreement to any member of Service Recipient Group. Service Recipient shall be responsible for the acts or omissions of Service Recipient Group.

(c) Meredith shall provide the Services using commercially reasonable efforts, and the Services shall be of a quality substantially similar to that which Meredith provides for its own internal use of services that are the same as or similar to the Services. Meredith agrees that the Services will meet the performance standards set forth on Schedule B. The Parties acknowledge that Meredith may make changes from time to time in the manner of performing Services if Meredith is making similar changes in performing the same or substantially similar Services for itself or other members of the Meredith Group. The foregoing shall include making changes to specific vendors, licensors, software, platforms and Third-Party Service Providers. The Parties will cooperate in good faith to remove the Services to the extent that a particular Service is no longer part of Meredith’s standard business practice for the Meredith Group. In the event that any Service is removed pursuant to this Section 2.01(c), Meredith will provide transitional assistance with respect to any such removed Service as reasonably necessary.

(d) Meredith and Service Recipient agree that the specifications of the Magazine (including publication dates, frequency, size, page count, rate base, and advertising/editorial ratio) shall be the specifications of the Magazine immediately prior to the Effective Date. Such specifications may be amended from time to time by the Parties in accordance with Section 2.02.

(e) Except as otherwise set forth in this Agreement, Meredith covenants and agrees that the manner, nature, quality and standard of care (the “Standard of Care”) applicable to the provision or procurement by Meredith of the Services hereunder shall be substantially the same as that of similar services which Meredith provided or procured for itself and its Affiliates prior to the Effective Date. The Parties acknowledge that the manner and scope of the Services requested from time to time by Service Recipient may impact how the Services are performed by Meredith. Meredith shall allocate to the Services any delay or suspension of performance of any Service in a manner no less favorable than the manner by which it allocates such delay or suspension of performance of Services to itself or any of its Affiliates’ business units or locations with respect to the provision of comparable services. All current policies and internal reporting procedures of Meredith and its Affiliates with respect to the Standard of Care shall remain the same throughout the Term. If Meredith fails to abide by the Standard of Care in the performance of any applicable Service, upon receiving the written request of Service Recipient, Meredith shall promptly correct the error, or re-perform or perform the Service, as requested by Service Recipient.

(f) Commencing as of the Effective Date, Service Recipient shall, and shall cause the applicable members of Service Recipient Group to pay, perform, discharge, and satisfy, as and when due, its obligations as Service Recipient under this Agreement, in each case in accordance with the terms of this Agreement. Service Recipient shall meet the deadlines and obligations mutually agreed to by the Parties, including any applicable lead times for each of the Services.

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Section 2.02. Changes to Services.

(a) Service Recipient may, from time to time, request changes to the nature and scope of Services to be provided under this Agreement (including the addition of new Services). Meredith agrees to consider any proposed changes in good faith and to notify Service Recipient of the proposed adjustment to the Fees should Meredith agree to the change to the Services. The Parties may revise, amend, alter, or otherwise change the nature and scope of the Services being provided hereunder by mutual written agreement incorporating the change to the Service and the adjusted Fees (each, a “Change Order”). Each Change Order, when fully executed by the Parties, shall be deemed to be incorporated into, and made a part hereof, this Agreement.

(b) Service Recipient acknowledges that a Change Order may require the consent, approval or authorization of a Third-Party Service Provider (each, a “Consent”) and nothing in this Agreement shall be deemed to require the provision of any Service pursuant to a Change Order unless and until such Consent has been obtained. Meredith shall use commercially reasonable efforts to obtain as reasonably promptly as possible any Consent that Meredith determines in its reasonable discretion is necessary for the performance of Meredith’s obligations pursuant to this Agreement and the Change Order. Any fees, expenses or other reasonable out-of-pocket costs incurred in addition to the Third-Party Costs shall be paid by Service Recipient. In the event that the Consent, if required in order for Meredith to provide Services under the Change Order, is not obtained reasonably promptly, Meredith shall notify Service Recipient and the Change Order will be terminated, unless the Parties agree to an alternative plan (including Service Recipient obtaining a contract with such Person in its own name) for the provision of the Services under the Change Order.

(c) In the event that any service necessary to operate the Business as it has historically been operated prior to the Second Closing was not included in Schedule A, and Service Recipient reasonably requires any such service in order to operate the Business following the Second Closing, then, Service Recipient may notify Meredith that it wishes to receive such services. Promptly following Meredith’s receipt of such notice, but subject to the receipt of any necessary Consents pursuant to Section 2.02(b), Meredith and Service Recipient agree to amend this Agreement to add any such service to Schedule A, on terms reasonably satisfactory to each of Meredith and Service Recipient.

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Section 2.03. Service Managers; Approvals.

(a) Service Recipient and Meredith shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Meredith and Service Recipient agree to appoint one or more of its respective employees (each such employee, a “Service Manager”) who will have overall responsibility for managing and coordinating the delivery and receipt of one or more Services. The Service Managers will consult and coordinate with each other regarding the provision of Services. Each Service Manager shall notify the other Party’s Service Manager of any failures, incidents or issues that may arise that present a risk to the timely delivery of the Services generally to the extent such Service Manager is aware of a potential failure, incident or issue. Meredith shall, as soon as reasonably practicable: (i) investigate the underlying cause(s) of the issue; (ii) use commercially reasonable efforts to correct the failure and promptly resume performance of the Services in accordance with this Agreement; and (iii) advise Service Recipient of the status of the issue and the remedial efforts being undertaken with respect thereto. Service Recipient shall make available employees and other resources reasonably requested by Meredith in order to facilitate provision of the Services. Service Recipient will, or will ensure that its Service Manager will, as applicable, perform or respond to, within a reasonable time, any requests by Meredith or its Service Manager for directions, instructions, approvals, authorizations, decisions, or other information reasonably necessary for Meredith to perform the Services. If Meredith fails to provide any Service when and as required by this Agreement as a result of a failure of Service Recipient or its Service Manager to provide timely direction, instruction, approval, authorization, decision, or other information following a written request by Meredith, Meredith shall not be in breach or default of this Agreement with respect to such failure. Service Recipient and Meredith shall have the right, upon prior written notice to the other, to replace its respective Service Managers from time to time with a substitute manager.

(b) To the extent any approval of Service Recipient is required under this Agreement, such approval must be received in writing (including but not limited to email). With regard to any such required approvals and except in such cases where any other period of time is mutually agreed to by the Parties, Service Recipient shall respond within three (3) Business Days of receipt by Service Recipient’s Service Manager of an email requesting approval as required under this Agreement. If Service Recipient fails to respond within the foregoing approval period, Meredith may resend its initial notice together and indicate that the approval notice is a final notice. If there is no response from Service Recipient to such second notice within two (2) additional Business Days, Service Recipient shall be deemed to have approved the request.

Section 2.04. Personnel; Sub-Contractors; Third-Party Service Providers.

(a) Meredith shall determine in its sole discretion the personnel who shall perform the Services to be provided by it; provided, that such persons shall have the requisite experience and qualifications to perform the applicable Services. Meredith shall pay for all personnel and other related expenses, including salary or wages and benefits of its employees performing the Services, as required by this Agreement. No Person providing Services to Service Recipient shall be deemed to be, or have any rights as, an employee or agent of such Service Recipient. Meredith shall have no authority to bind Service Recipient by contract or otherwise.

(b) Meredith may, at its option, from time to time and at no additional cost to Service Recipient or its Affiliates, delegate any or all of its obligations to perform Services under this Agreement to any one or more members of the Meredith Group; provided that such member of the Meredith Group is capable of performing such Services without a material diminution in quality. In addition, Meredith may, as it deems necessary or desirable, engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”), in connection with the performance of the Services; provided, that Meredith shall remain responsible for the Sub- Contractor’s performance of the applicable Services in accordance with the terms of this Agreement, and Service Recipient shall not be liable for any costs with respect to such Sub- Contractor in excess of the Costs corresponding to such Services prior to the engagement of such Sub-Contractor (except to the extent that such Costs would otherwise be payable by Service Recipient (e.g., overtime costs)).

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(c) Service Recipient and Meredith hereby acknowledge and agree that certain Services will be provided to Service Recipient by third parties (each, a “Third-Party Service Provider”). The provision of any Services hereunder by Third-Party Service Providers shall either be (i) in accordance with agreements entered into by Meredith on a company-wide basis or for multiple Meredith magazines or for the Business, and not specifically for Service Recipient, or (ii) with the prior written consent of Service Recipient, entered into by Meredith specifically for Service Recipient. Such Third-Party Service Providers may be set forth on Schedule A in connection with the related Services or may otherwise be provided as a necessary or inherent part of the Services, whether or not specifically itemized on Schedule A. Service Recipient hereby agrees to comply with Meredith’s reasonable instructions provided in writing with respect to compliance with the terms of such agreements with the Third-Party Service Providers.

(d) Service Recipient and Meredith hereby acknowledge and agree that certain third party Intellectual Property Rights will be licensed, sublicensed or otherwise provided by Meredith for the benefit of Service Recipient to the extent that such licenses or sublicenses are necessary in connection with and ancillary to the provision of the Services, and that the term for which such licenses or sublicenses will be provided to Service Recipient will be the same as the term for which Service Recipient continues to receive the relevant Services. Such licenses or sublicenses may be set forth on Schedule A in connection with the related Services or may otherwise be provided as a necessary or inherent part of the Services, and, whether or not specifically itemized on Schedule A, may include licenses to Intellectual Property Rights, including Software or other systems. Service Recipient hereby agrees to comply with Meredith’s reasonable instructions provided in writing with respect to compliance with the terms of such licenses and sublicenses.

(e) Service Recipient shall be responsible for the payment of all costs attributable to Service Recipient for Third-Party Service Providers, products and any licenses, in each case to the extent set forth on Schedule C or otherwise identified to Service Recipient (the “Third-Party Costs”).

(f) Meredith will work together with Service Recipient in good faith to mitigate any problems that may arise with respect to the provision of Services by Third-Party Service Providers, including holding Third-Party Service Providers to terms of the applicable agreements to same extent Seller does on behalf of its owned and operated publications. Meredith shall not have any liability whatsoever to Service Recipient or be deemed in breach of its obligations under this Agreement as a result of any breach of any agreements or failure to perform in accordance with the relevant agreement by any Third-Party Service Provider or any licensor under Section 2.04(d), except to the extent caused by Meredith’s gross negligence or willful misconduct. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to the breach or non-performance by any Third-Party Service Provider, then, upon prompt written notice thereof by Meredith to Service Recipient, Meredith shall be excused from its obligations hereunder during the period such breach or non-performance or its effects continue, and no liability shall attach against Meredith on account thereof; provided, however, that Meredith promptly resumes the required performance upon the cessation of the breach or non- performance or its effects.

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(g) To the extent that Meredith does not have the Consent of a Third-Party Service Provider or licensor to provide a Service or license to Service Recipient, Service Recipient agrees to obtain, as soon as reasonably practicable using commercially reasonable efforts, its own agreement with such Third-Party Service Provider or licensor. Meredith agrees to provide reasonable assistance to assist Service Recipient in obtaining its own agreement, including providing Service Recipient with contact information and making introductions with such Third- Party Service Providers and licensors. The Parties agree to work together in good faith to prioritize the transition of certain mutually agreed to agreements.

Section 2.05. Licenses; Ownership.

(a) Each Party hereby grants to the other Party a limited, non-exclusive, worldwide, royalty-free, nontransferable license, without the right to sublicense (except to a member of the Meredith Group or a Sub-Contractor who is providing Services on Meredith’s behalf, solely to the extent necessary for such member of the Meredith Group or Sub-Contractor to provide the Services), for the Term of this Agreement, to use the applicable Intellectual Property Rights (including, with respect to Service Recipient, Service Recipient Content, Service Recipient Trademarks and Consumer Data) solely to the extent necessary for the other Party to perform its obligations or receive the Services provided hereunder, as applicable. Meredith shall have the right to integrate the Consumer Data into its central consumer database and data management platform, and to use such Consumer Data in a similar manner in which it uses its other consumer data.

(b) Subject to the terms and conditions of this Agreement, to the extent the Services include the use of any Meredith software (the “Software”), Meredith grants to Service Recipient a non-exclusive, non-transferable, non-sublicensable license during the Term, solely for Service Recipient’s internal business purposes to access, use, perform, and digitally display the Software as required for use of the Services. As between Meredith and Service Recipient, the Meredith Software is the exclusive property of Meredith and its suppliers. Service Recipient agrees that, except to the extent permitted by this Agreement, the Purchase Agreement or any of the other Ancillary Documents, it will not, and will not permit any user or other party to: (a) permit any party to access the Software or use the Services, other than Service Recipient users authorized under this Agreement; (b) modify, adapt, alter or translate the Software, except as expressly allowed herein; (c) sublicense, lease, rent, loan, distribute, or otherwise transfer the Software to any third party; (d) reverse engineer, decompile, disassemble, or otherwise derive or determine or attempt to derive or determine the source code (or the underlying ideas, algorithms, structure or organization) of the Software; (e) use or copy the Software except as expressly allowed under this subsection; or (f) disclose or transmit any data contained in the Software to any individual, except as expressly allowed herein. Except as expressly set forth herein in the Purchase Agreement or in any of the other Ancillary Documents, no express or implied license or right of any kind is granted to Service Recipient regarding the Software, or any part thereof, including any right to obtain possession of any source code, data or other technical material relating to the Software.

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(c) Meredith acknowledges and agrees that it will acquire no right, title, or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for Service Recipient’s exclusive use and such work product shall remain the exclusive property of Service Recipient. To the extent that such work product does not automatically vest with Service Recipient as a work made for hire, Meredith hereby assigns all right, title and interest in and to such work product to Service Recipient. Service Recipient acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, perpetual, royalty-free worldwide right of use) to any work product resulting from the provision of Services hereunder that is not, in the reasonable judgment of Meredith, for Service Recipient’s exclusive use and such work product shall remain the exclusive property of Meredith. To the extent Service Recipient has or obtains any rights in any such work product that is not for Service Recipient’s exclusive use, Service Recipient hereby assigns to Meredith all of its right, title and interest to such work product. Meredith hereby grant to Service Recipient a non-exclusive, perpetual, royalty-free, worldwide license for Service Recipient and any Service Recipient Group member (and any of their permitted successors or assigns) to use, modify, enhance, and reproduce pre-existing intellectual property or other work product owned by Meredith, any member of Meredith Group, or a Sub-Contractor that may be embedded within or necessary for use of any work product that is the subject of this Section 2.05(c). Except as expressly set forth in this Section 2.05, each Party retains all right, title and interest in and to its Intellectual Property Rights and no license or right, express or implied, is granted under this Agreement.

(d) As between Meredith and Service Recipient, Service Recipient shall be the sole owner and have all right, title and interest in and to the Magazine, Service Recipient Trademarks and Service Recipient Content. All uses of Service Recipient Trademarks and the goodwill generated thereby shall inure solely to the benefit and be the property of Service Recipient.

Section 2.06. Responsibilities of Meredith. Meredith shall:

(a) maintain sufficient resources to perform its obligations hereunder (notwithstanding any provision herein to the contrary);

(b) promptly notify Service Recipient of any staffing problems and any other material problems that have occurred or are reasonably anticipated to occur that would reasonably be expected to materially adversely affect Meredith’s ability to provide the Services and the parties shall work together in good faith (including, on the part of Meredith, using commercially reasonable efforts) to remedy any such problems; and

(c) promptly notify Service Recipient of any compliance problems in connection with the Services that have occurred or are reasonably anticipated to occur, and of which Meredith becomes aware.

Section 2.07. Responsibilities of Service Recipient. Service Recipient shall:

(a) provide Meredith with access to its facilities as is reasonably necessary for Meredith to perform the Services it is obligated to provide hereunder;

(b) provide Meredith with information and documentation reasonably necessary for Meredith to perform the Services it is obligated to provide hereunder; and

(c) make available, as reasonably requested by Meredith, reasonable access to resources (including, without limitation, personnel) and provide decisions in a reasonably timely manner in order that Meredith may perform its obligations hereunder. Meredith shall incur no liability of any kind caused by Service Recipient’s failure to provide reasonable access.

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Section 2.08. Mutual Responsibilities. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c) each Party requiring its personnel to obey the security regulations and other published policies of the other Party while on the other Party’s premises.

Notwithstanding any of the foregoing or anything else herein, neither Party will be obligated to perform any action it reasonably believes is in violation of any Law.

ARTICLE III.

COMPENSATION

Section 3.01. Compensation for Services. As compensation for each Service rendered pursuant to this Agreement, Service Recipient shall be required to pay to Meredith the Fees specified for such Service in Schedule C. The Costs set forth on Schedule C are the Costs of Meredith personnel to perform the Services. Such costs are on a “cost plus most-favored nation” basis as compared to the arrangements entered into by Meredith with the acquirors of the Time and Fortune titles for the same services, as previously provided to Service Recipient (i.e., any element of profit or other comparable compensation to Meredith for a Service Category will be no less favorable to Service Recipient than the profit or other comparable compensation payable by the acquirors of the Time and Fortune titles for the those services, subject to any related terms and conditions and other differences in the provision of such services to the other acquirors). The Costs on Schedule C do not include costs allocable to Service Recipient for Third-Party Service Providers and any licenses which are necessary for Meredith to perform the Services. Meredith shall allocate such costs to Service Recipient in a manner consistent with how Meredith allocates corresponding costs to the acquirors of the Time and Fortune titles, as previously provided to Service Recipient. At the request of Service Recipient, Meredith will provide copies of the relevant portions of the invoices, books, and records substantiating the third-party costs (including, for the avoidance of doubt, relevant documentation substantiating actual consumption or other metrics relating to Service Recipient or other Meredith publications to the extent third party costs are allocated on pro-rata basis).

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Section 3.02. Payment Terms.

(a) Meredith shall invoice Service Recipient monthly, within twenty (20) Business Days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule C, an amount equal to the aggregate Fees and Third-Party Costs due for all Services provided in such month or other specified interval, as applicable. Service Recipient shall pay, or shall cause another member of its Group to pay, such amount in full within thirty (30) days after receipt of each invoice by wire transfer of immediately available funds to the account designated by Meredith for this purpose. Notwithstanding the foregoing, solely with respect to the Fee (and not, for the avoidance of doubt, the Third-Party Costs), Service Recipient shall pay the Fees for amounts due for October 2019 services no later than January 31, 2020, for November 2019 services no later than February 29, 2020, and for December 2019 services no later than March 31, 2020. Invoices shall be directed to Service Recipient’s Service Manager or to such other person designated in writing from time to time by such Service Manager. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non- payment, if any payment is not received by Meredith on or before the date such amount is due, then a late payment interest charge, calculated at a 10% per annum rate, shall immediately begin to accrue and any late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. Notwithstanding anything herein to the contrary, in the event that Service Recipient in good faith disputes any portion of an invoice delivered hereunder by written notice to Meredith within 10 days following receipt of such invoice, Service Recipient shall not be deemed to be in breach of this Agreement for non-payment pending resolution of the applicable dispute; provided, that Service Recipient shall pay any portion of such invoice which is not in dispute in accordance with the provisions of this Section 3.02; and provided, further, that any amounts disputed by Service Recipient which are finally determined to be payable by Service Recipient shall be deemed to have accrued interest at a 10% per annum rate from the date payment would have become due absent a dispute.

(b) Meredith may apply any receipts due to Service Recipient to any payment due hereunder that is not received by Meredith on or before the date such amount is due (excluding any amounts disputed in good faith pursuant to Section 3.02(a) above)

(c) Service Recipient shall be responsible for all sales tax, value-added tax, goods and services tax or similar tax imposed or assessed as a result of the provision of Services by Meredith.

Section 3.03. Books and Records. Meredith shall, and shall cause the members the Meredith Group to, maintain complete and accurate books of account as necessary to reasonably support calculations of the Fees and Third-Party Costs for Services rendered by the Meredith Group.

ARTICLE IV.

TERM

Section 4.01. Commencement. This Agreement is effective as of the Effective Date and shall remain in effect (a) until the occurrence of all Applicable Termination Dates hereunder or (b) with respect to a particular Service, until the occurrence of the Applicable Termination Date applicable to such Service, unless earlier terminated (x) in its entirety or with respect to a particular Service in accordance with Section 4.02, or (y) by mutual written consent of the Parties (the “Term”).

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Section 4.02. Termination.

(a) Except as otherwise provided in this Agreement or Schedule A, upon not less than forty five (45) days’ prior written notice to Meredith, Service Recipient shall be entitled to terminate one or more Services Categories in whole (and not in part) being provided by Meredith for any reason or no reason at all; provided, however, that (i) any costs, fees, or expenses of Meredith, to the extent resulting directly from such early termination of Services, shall be borne by Service Recipient, and (ii) the termination of some Service Categories may require the termination of other Service Categories. For the avoidance of doubt, and notwithstanding anything to the contrary herein, Meredith will no longer have exclusivity pursuant to Section 2.01(a) with respect to any terminated Service.

(b) If Meredith or Service Recipient materially breaches any of its respective obligations under this Agreement (and the applicable cure period set forth in Section 7.01 has expired), the non-breaching Party may terminate this Agreement effective upon not less than thirty (30) days’ written notice of termination to the breaching Party.

(c) Each Party shall have the right to terminate this Agreement immediately without notice to the other Party if such other Party files a petition for bankruptcy, is adjudicated bankrupt, is insolvent, makes an assignment for the benefit of creditors, or enters into an agreement with its creditors pursuant to other bankruptcy law; or upon notice to the other Party if a petition for bankruptcy is filed against such other Party and such petition is not dismissed within forty-five (45) days after

(d) Meredith shall have a right to terminate this Agreement effective on not less than sixty (60) days’ written notice of termination to Service Recipient in the event that Service Recipient or a Service Recipient Group member (or any officer, director or senior executive thereof): (i) is indicted or charged with a crime or becomes subject to a lawsuit involving actions of moral turpitude or is terminated for acts of moral turpitude, (ii) is subject to any action by a third-party relating to moral turpitude or reputational harm, or (iii) engages in willful conduct that is materially injurious to the business or reputation of Meredith.

(e) In the event of any termination of this Agreement, Service Recipient shall remain liable for all of its obligations that accrued hereunder prior to the date of such termination, including all obligations of Service Recipient to pay any amounts due to Meredith hereunder.

(f) Upon request by Service Recipient, upon at least thirty (30) days’ notice prior to the expiration or termination of this Agreement or the applicable termination date with respect to any Service Category or Service, Meredith shall provide Service Recipient with reasonable assistance services as Service Recipient may reasonably request to transition the Services to Service Recipient, or to a third party service provider designated by Service Recipient (“Transition Services”) after notification of any partial or whole termination or expiration of this Agreement, and such Transition Services shall continue until the effective date of expiration or termination of this Agreement or the Applicable Termination Date with respect to any Service Category or Service, as applicable (provided that, in no event will the Transition Services extend beyond the Applicable Termination Date for any particular Service Category or Service). The Transition Services shall include Meredith’s provision of reasonable assistance necessary to aid in the transfer of the affected Services from Meredith to Service Recipient or to any new service provider selected by Service Recipient. Such Transition Services shall be governed by all applicable terms and conditions of the Agreement; provided, however, that, Service Recipient shall compensate Meredith for any personnel costs (chargeable on a time and materials basis) as well as third party costs to perform such Transition Services.

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(g) Sections 2.05(b), 2.05(c), 2.05(d), 3.01, 4.02(e), 4.03, Article V and Article VIII shall survive any expiration or earlier termination of this Agreement.

Section 4.03. Return of Books, Records and Files. Upon the request of Service Recipient during the Term or after expiration or termination of this Agreement, with respect to any Service for which Meredith holds books, records, data or files, including current and archived copies of computer files, (i) owned solely by Service Recipient or members of Service Recipient Group and used by Meredith in connection with the provision of a Service pursuant to this Agreement, (ii) created by Meredith and in Meredith’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, or (iii) otherwise processed, generated, calculated, derived or stored by, or transmitted to, Meredith or the Sub-Contractors or any third party providing Services to the extent such records are solely applicable to Service Recipient, such books, records, data and files shall either be returned to Service Recipient at Service Recipient’s cost or destroyed by Meredith, with certification of such destruction provided to Service Recipient upon Service Recipient’s written request. Any information kept by a Meredith in electronic form in a format proprietary to systems used by a Meredith shall also be transmitted to Service Recipient in a commonly available, non-proprietary data interchange format, together with such data dictionary or other information as is reasonably required to identify the location, types and other specifications of data for import into Service Recipient’s system; provided, that Meredith may retain copies of any computer records or files containing such information which have been created pursuant to automatic archiving or backup procedures until such computer records or files have been deleted in the ordinary course provided that Meredith maintains the confidentiality of such information in accordance with the terms and provisions of this Agreement.

ARTICLE V.

REPRESENTATIONS; INDEMNIFICATION; DISCLAIMER

Section 5.01. Representations and Warranties. Service Recipient represents and warrants to Meredith that (i) neither Service Recipient’s execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate any provision of Service Recipient’s certificate of incorporation or bylaws; (b) violate any agreement to which Service Recipient is a party; (c) require any authorization, consent or approval of, exemption, or other action by, or notice to, any party; or (d) violate any Law to which Service Recipient is subject; (ii) Meredith’s use of the property licensed and/or supplied by Service Recipient, including but not limited to Service Recipient Content and Service Recipient Trademarks, hereunder to Meredith shall not infringe, violate the rights of any third party, violate the right of privacy, be disparaging or defaming of any third party; and (iii) Service Recipient has secured sufficient rights to all Service Recipient Content for publication and use by Meredith as anticipated hereunder without cost or expense by Meredith.

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Section 5.02. Indemnification. Each Party, and on behalf of each member of its Group (the “Indemnifying Party”), shall indemnify, defend, and hold harmless each other Party and each member of such other Party’s Group (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses resulting directly from any third party claim (“Third Party Losses”), incurred by the Indemnified Parties in connection with the Services and arising out of, in connection with, or by reason of (a) the Indemnifying Party’s breach of any of its covenants, obligations, representations or warranties contained herein, or (b) the fraud, gross negligence or willful misconduct of the Indemnifying Party. Service Recipient shall indemnify, defend and hold harmless Meredith and each member of the Meredith Group from and against any and all Third Party Losses incurred by Meredith resulting from (i) Meredith’s use of the Consumer Data, Service Recipient Content or Service Recipient Trademarks; provided that Meredith’s use of such Consumer Data, Service Recipient Content and/or Service Recipient Trademarks is in accordance with, and permitted by, the terms of this Agreement, or (ii) any action or inaction of Service Recipient or a Service Recipient Group member.

Section 5.03. Limited Warranty. Meredith warrants to Service Recipient that (a) the Services performed by it or any member of the Meredith Group shall be performed (i) in a workmanlike manner, (ii) in accordance with applicable Laws (including, without limitation, the United States Foreign Corrupt Practices Act (and other similar Laws imposed by jurisdictions outside of the United States), applicable import and export controls and applicable Laws relating to labor and employment practices), subject to the standard set forth in Section 6.01, and (iii) by individuals qualified for the tasks to which they are assigned and (b) Meredith will, while Services are being provided pursuant to this Agreement, use commercially reasonable efforts to maintain in full force and effect, and not terminate or cancel, any material licenses, permits and other authorizations existing as of the Effective Date and required to be maintained by Meredith in order to provide such Services.

Section 5.04. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.03, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Section 5.05. Limitation on Liability.

(a) EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE OTHER PARTY (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE, OR NON-PERFORMANCE BY A PARTY UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM. IN NO EVENT SHALL MEREDITH OR ANY MEMBER OF THE MEREDITH GROUP BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO SERVICE RECIPIENT OR ANY OF ITS INDEMNITEES OR BE DEEMED IN BREACH OF THIS AGREEMENT FOR ANY SERVICES PROVIDED BY A THIRD-PARTY SERVICE PROVIDER.

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(b) EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, A PARTY’S BREACH OF SUCH PARTY’S CONFIDENTIALITY OBLIGATIONS (AS SPECIFIED IN SECTION 8.05), AND WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, EACH GROUP’S TOTAL LIABILITY TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ANY AND ALL LOSSES OR CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID OR PAYABLE FOR SERVICES PROVIDED UNDER THIS AGREEMENT.

(c) IN ADDITION, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, MEREDITH SHALL NOT BE LIABLE FOR LOSSES RESULTING FROM CLAIMS THAT ACTS OR OMISSIONS OF MEREDITH VIOLATED PRIVACY, CONSUMER PROTECTION OR OTHER APPLICABLE LAWS IN CONNECTION WITH THE PROVISION OF SERVICES TO SERVICE RECIPIENT (I) TO THE EXTENT MEREDITH PERFORMED THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT, OR IN ACCORDANCE WITH THE DIRECTIONS, INSTRUCTIONS, APPROVALS, AUTHORIZATIONS OR DECISIONS OF SERVICE RECIPIENT OR SERVICE RECIPIENT’S SERVICE MANAGER, (II) TO THE EXTENT MEREDITH HAS USED COMMERCIALLY REASONABLE EFFORTS TO COMPLY WITH APPLICABLE PRIVACY, CONSUMER PROTECTION OR OTHER APPLICABLE LAWS CONSISTENT WITH THE EFFORTS MEREDITH USES FOR ITS OWN BUSINESSES, OR (III) TO THE EXTENT SUCH LOSSES RESULT FROM SERVICE RECIPIENT’S PRIVACY POLICY DEVIATING FROM MEREDITH’S PRIVACY POLICY.

(d) Service Recipient shall procure and maintain, at its sole cost and expense during the Term and for a period of three (3) years thereafter (“Insurance Period”), (i) comprehensive general liability insurance (including, without limitation, product liability insurance, inventory insurance, worker’s compensation insurance, operations liability insurance, advertising injury insurance, and intellectual property insurance) and (ii) cybersecurity insurance, to defend and protect the Parties against claims arising out of or in connection with the Businesses. Insurance must be obtained from a company reasonably acceptable to Meredith, in an amount not less than One Million United States Dollars ($1 million USD) and Two Million United States Dollars ($2 million USD) in the aggregate for comprehensive general liability insurance, and in an amount not less than Five Million United States Dollars ($5 million USD) and Ten Million United States Dollars ($10 million USD) in the aggregate, for cybersecurity insurance. Within five (5) business days of the Effective Date, Service Recipient shall submit to Meredith a certificate of insurance naming each of Meredith and TI Gotham, Inc. as additional insureds (“COI”), which COI, or a renewal or replacement thereof, shall remain in force at all times during the Insurance Period, and shall require the insurer to provide at least thirty (30) days’ prior written notice to Meredith, and all additional insureds, of any termination, cancellation or modification thereof. In the event of any termination or cancellation, Service Recipient shall, prior to the effective date thereof, secure a replacement policy from a company reasonable acceptable to Meredith, and deliver a replacement COI to Meredith. In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to Meredith. In the event that any insurance policy required hereunder provides for a waiver of subrogation in the event that such waiver is required by a third-party agreement, then this Agreement shall be deemed to require such waiver. Service Recipient shall notify Meredith of all claims regarding the Business under any of the foregoing policies of insurance promptly upon the filing thereof. Service Recipient’s indemnification obligations hereunder shall not be limited by the amount of insurance requirements hereunder.

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Section 5.06. Survival. The provisions of this ARTICLE V shall survive indefinitely, notwithstanding any expiration or termination of all or any portion of this Agreement.

ARTICLE VI.

OTHER COVENANTS

Section 6.01. Compliance with Law. Notwithstanding anything to the contrary set forth in this Agreement, Meredith and Service Recipient each agree that they will abide by all Laws applicable to this Agreement and their activities and performance hereunder. With respect to privacy, consumer protection and other similar Laws, the Parties will use commercially reasonable efforts to comply with such Laws consistent with customary industry practice, and in no event less than a Party’s compliance efforts with respect to its own businesses. The Parties will cooperate in good faith to mitigate any legal compliance matters that could result from differences in their respective privacy policies. If a Party becomes aware that it cannot satisfy any covenant, condition or obligation of this Agreement as a result of any such Law, it shall promptly notify the other Party and the Parties shall use all reasonable efforts to remediate the situation.

Section 6.02. Third-Party Costs. Commencing January 1, 2019, Service Recipient shall deposit or cause to be deposited all amounts due to third parties for Services provided hereunder for the benefit of Service Recipient Group for each monthly billing period, within thirty (30) days from delivery by Meredith of a statement that contains a reasonable level of detail of the Services provided and the charges therefor (a “Statement”). Such Statement may be delivered by Meredith to Service Recipient Group no more than thirty (30) days prior to the commencement of the applicable monthly billing period. Such amounts shall be deposited by Service Recipient into the bank account of the Meredith Group set forth on Schedule C attached hereto, for the payment to such third party by the Meredith Group. Any amounts so deposited shall be utilized solely for purposes of settling any such payables for which the amounts were deposited on behalf of Service Recipient Group.

For the avoidance of doubt, no member of the Meredith Group shall be liable to Service Recipient, any Service Recipient Group member or any third party for (x) any breach of this Section 6.02 by Service Recipient or any Service Recipient Group member (including, without limitation, if the Meredith Group does not pay a third party or account payable as a result of such breach) or (y) carrying out the instructions of Service Recipient or any Service Recipient Group member, and each Service Recipient Group member and Service Recipient, jointly and severally, shall indemnify and defend each Meredith Group member against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any of them in connection with, or otherwise with respect to the foregoing.

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ARTICLE VII.

BREACH, NOTICE, AND CURE

Section 7.01. Breach, Notice, and Cure. No breach of this Agreement by a Party shall be deemed to have occurred unless a non-breaching Party serves written notice on the breaching Party specifying the nature thereof and the breaching Party fails to cure such breach, if any, (a) in the case of a breach of a Party’s payment obligations, within 10 Business Days after receipt of such notice, and (b) in the case of a breach of a Party’s non-payment obligations, within 30 days after receipt of such notice.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by E-mail (to the E-mail address provided by the relevant party, provided that any notice delivered by E-mail must be confirmed by the recipient to be received under this Section 8.01), by overnight courier, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To any member of the Meredith Group:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser, General Counsel

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004-2400

Attention: J. Kevin Mills and Aaron Binstock

Email: kmills@cooley.com and abinstock@cooley.com

To any member of Service Recipient Group:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, WA 98101

Attention: Legal Department

Email: legal@maven.io

with a copy (which shall not constitute notice) to:

Hand Baldachin & Associates LLP

8 West 40th Street, 12th Floor

New York, NY 10018

Attention: Alan Baldachin

E-mail: abaldachin@hballp.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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Section 8.02. Amendment; Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.02 shall be null and void. By an instrument in writing, each of Meredith, on the one hand, and Service Recipient, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other was or is obligated to comply with or perform. Each of the Parties shall execute and deliver such other and further instruments and documents consistent herewith and take such further actions as are or may become reasonably necessary or convenient to effectuate and carry out the rights, obligations, intents or purposes of this Agreement.

Section 8.03. Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any applicable Law, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, act of God, denial of service attacks or other “hacker” activity, or act of terrorism that is not within the reasonable control of Meredith, and which by the exercise of reasonable diligence Meredith is unable to prevent, or for any other reason which is not within the reasonable control of Meredith (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by Meredith to Service Recipient, Meredith shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Meredith or Service Recipient on account thereof; provided, however, that (i) Meredith uses commercially reasonable efforts to restore the affected Services as soon as practicable, and promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects, and (ii) Meredith shall allocate to the Services any delay or suspension of performance of any Service in a manner no less favorable than the manner by which it allocates such delay or suspension of performance of Services to itself or any of its Affiliates’ business units or locations with respect to the provision of comparable services. A Force Majeure Event shall not relieve Service Recipient from liability or otherwise affect the obligation of Service Recipient to pay amounts due under this Agreement in a timely manner for Services rendered prior to the occurrence of such Force Majeure Event or which are otherwise incurred prior to the occurrence of that Force Majeure Event.

Section 8.04. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership, or joint venture between the Parties, or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Meredith Group member shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s subsidiaries or other affiliates.

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Section 8.05. Confidentiality.

(a) Each Party undertakes to treat as confidential and shall not, except as permitted in this Section 8.05, disclose or make available to any third party (other than Sub-Contractors) all information in any medium or format (whether marked “confidential” or not) which that Party (the “Receiving Party”) receives during the Term of this Agreement and for the purposes of this Agreement from any other Party (the “Disclosing Party”) either directly or from any person, firm, Sub-Contractor, company, or organization associated with the Disclosing Party, which concerns the business or operations of the Disclosing Party or its Group and is owned by the Disclosing Party (the “Confidential Information”). The Receiving Party shall, with respect to any Confidential Information received hereunder, use the same standard of care as it applies to its own Confidential Information of similar character, provided that such standard is at least reasonable.

(b) The Receiving Party may use the Confidential Information of the Disclosing Party as permitted under this Agreement and the Receiving Party may provide its Affiliates, and its and their directors, officers, employees, agents, Sub-Contractors, auditors, and representatives with access to such Confidential Information on a strict “need-to-know” basis only. Each Party shall ensure that its Affiliates, and its and their directors, officers, employees, agents, Sub-Contractors, auditors, and representatives comply with such Party’s obligations of confidence. Each separate recipient shall be bound to hold all such Confidential Information in confidence to the standard required under this Agreement. Where such recipient is not an employee or director of the relevant Receiving Party or one of its Affiliates, the Receiving Party shall provide the Confidential Information to such permitted persons subject to reasonable and appropriate obligations of confidence. Each Party shall be responsible for any breach of this Section 8.05 by its Affiliates, and its and their directors, officers, employees, agents, Sub-Contractors, auditors, and representatives.

(c) The provisions of this Section 8.05 shall not apply to any information which enters the public domain other than as a result of a breach of this Section 8.05, is received from a third party which is under no confidentiality obligations with respect to such information or is independently developed by one Party without the use of another Party’s Confidential Information. The Receiving Party may disclose the Confidential Information of the Disclosing Party (i) where required to do so by applicable Law or by any competent Governmental Entity (including any United States or foreign securities exchange) or (ii) in the case of a Receiving Party that is an Affiliate of a public company, in accordance with the public filing practices of such public company. In these circumstances, the Receiving Party shall give the Disclosing Party prompt advance written notice of the disclosures (where lawful and practical to do so) so that the Disclosing Party has sufficient opportunity (where reasonably possible) to prevent or control the manner of disclosure by appropriate legal means.

(d) Except to the extent required under this Agreement or required for purposes of complying with applicable Law, all Confidential Information, in written or other tangible media, shall be returned to the Disclosing Party or destroyed by the Receiving Party (such destruction to be certified in writing to the Disclosing Party by an authorized officer of such Receiving Party) within thirty (30) days following the expiration, termination, or cancellation of this Agreement and all electronic Confidential Information shall be deleted from the Receiving Party’s systems.

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(e) The provisions of this Section 8.05 shall survive indefinitely, notwithstanding any termination of all or any portion of this Agreement.

Section 8.06. Entire Agreement. This Agreement, the Purchase Agreement, the Ancillary Documents to which the Parties are party thereto, along with the Annexes, Schedules, and Exhibits hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to subject matter hereof.

Section 8.07. Assignment; Third-Party Beneficiaries. This Agreement and the rights and obligations hereunder shall not be assignable, delegable, or transferable, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Service Recipient may, without the prior written consent of Meredith, assign this Agreement to an Affiliate of Service Recipient that holds assets of the Business (or is the direct parent of an entity that holds assets of the Business) and is receiving the Services. Meredith may delegate any or all of its obligations to perform Services under this Agreement to any one or more of the members of the Meredith Group or Sub-Contractors in accordance with Section 2.04(b); provided, further, that Meredith shall remain primarily liable hereunder notwithstanding any such delegation or assignment. Any attempted assignment in violation of this Section 8.07 shall be null and void. Subject to the preceding sentences, this Agreement shall be binding upon, insure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to nor will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application or the law of any jurisdiction other than the State of Delaware.

Section 8.09. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be as effective as delivery of a manually executed counterpart to this Agreement.

Section 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

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Section 8.11. Construction; Interpretation. The term “this Agreement” means this Agreement together with the schedules, exhibits, and annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. References to any “Schedule” to this Agreement includes any updates or other amendments made to such Schedule in accordance with this Agreement. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules, exhibits, and annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) references to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 8.12. Exhibits, Schedules, Annexes. All exhibits, schedules, and annexes, and all documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 8.13. Dispute Resolution. Upon the occurrence of any dispute or disagreement between the Parties hereto arising out of or in connection with any term or provision of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof (in each case, a “Dispute”), the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute during a period of ten (10) Business Days after a Party notifies the other of such Dispute in writing. If the Parties are unable to resolve the Dispute during such period, then the provisions of Section 8.15 shall apply.

Section 8.14. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 8.15. Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any state court of the State of Delaware having jurisdiction, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.01. Nothing in this Section 8.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non- appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 8.16. Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Outsourcing Agreement as of the day and year first above written.

MEREDITH CORPORATION

By: ______________________________
Name: Joseph H. Ceryanec
Title: Chief Financial Officer

[Signature Page to Outsourcing Agreement – Maven]

IN WITNESS WHEREOF, the Parties have executed and delivered this Outsourcing Agreement as of the day and year first above written.

THEMAVEN, INC.

By: ______________________________

Name: James Heckman
Title: Chief Executive Officer

[Signature Page to Outsourcing Agreement – Maven]

Outsourcing Agreement
Schedules 9/30/19

SCHEDULE A

Service Categories

1. **Consumer Marketing** Meredith Functional Lead: Steve Crowe Service Recipient Functional Lead: [TBD]	**Applicable Termination Date**: January 31, 2020, or upon written notice to Meredith received no later than November 15, 2019, to Service Recipient shall have the right to extend through September 30, 2020.
a) Consumer Marketing Strategic Services	• Development of transitional consumer marketing plan, presented, reviewed and approved by Service Recipient • Updates on progress • Access to a dedicated account representative that services as single point of contact with Meredith consumer marketing group. • Change management services provided through dedicated account rep subject to lead times and team resources.
b) Channel Marketing	Direct mail campaign planning and management • Finalize fall Direct Mail execution and reporting, and partner with new vendor on February direct mail campaign development Donor Gift campaign management • See Holiday donor campaigns during critical Fall donor seasons including execution and reporting. • Complete reporting on Fall Gift Renewals and develop transition plan to new vendor for execution Championship marketing • Support marketing during as needed during the MLB championship season. • Develop a transition plan for marketing on other championship programs annually with a focus on NCAA Football and NFL Champions

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Renewals and billing

- Transitional management of this channel with control and testing plan history.
- Complete a final handoff document to establish a reporting baseline
- Continue to manage mailing of print renewals will utilize our current fulfillment provider CDS technology and lettershop; actual costs of lettershop and postage falls to the Service Recipient
- Support new vendor with a transition plan, and establish a cutover date for order processing on the new account.
- Email renewal plans will be established and deployed at our current fulfillment vendor, CDS. Billing will be through the fulfillment invoice.
- Third-Party Service Providers: Paymenttech (required for Finish Line partnership); support transition and setup of the new Paymentech account at CDS.

Insert card marketing and planning

c) Agency Management

- Agency Team will transition the authorization of agents to sell SI and SI Kids over to the new vendor's team.
- Continued support of verified public place copies required to meet ratebase through the transition period.
- Agency team will manage 3rd party partnerships already on file.

d) Creative Services

- Provide full creative services transitional support
- Creative done with Meredith creative services assumes all responsibility for printing and fulfillment management and order processing. Creative done externally must maintain fulfillment standards or there are risk of errors.
- Support new vendor creative transition management.

e) Online Marketing

Site Marketing

- Site marketing on any dedicated subscription placements
- Team will perform site marketing on any dedicated Subscription placements available on branded web site.

Paid search marketing campaign strategy and management

- Team will manage paid marketing campaigns on Google, Bing and Facebook through the transition period, and will prepare handoff documentation for the new vendor.
- Spending will remain with the existing budget to be revisited monthly with the new owner until the transition is complete.
- Cost per acquisition targets and daily caps will be established and can be updated monthly
- Bid management system used will be Meredith's technology and fee of 3% of paid search spend will be incurred by Service Recipient to cover for marketing technology and platform cost.

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Web form management for subscription order / collection

- Leverage existing order form pages and prepare transition to new circ management vendor.

Foreign currency is converted to USD at time of order.

Email marketing services

- Email marketing will be performed on Meredith ESP while a transition plan and IP warming strategy is developed.
- Email service provider CPM and fixed costs paid by Service Recipient
- No more than 1 email will be deployed weekly per brand
- Opt-out/opt-in policy must follow established Meredith policy for other brands.
- Global opt outs will follow the Meredith policy and process for opt out rules
- Foreign and Canadian emails are suppressed through Meredith ESP.

f) Fulfillment Management

- Management of fulfillment provider, CDS
- CDS will provide order processing and response services
- Manage customer service function
- Supply any instruction for programming or changes to vendor
- Manage the issue efforts for communicating to CDS and plan
- CDS will invoice partner directly for their services

g) Production Management

- Printing of all bills, renewals, direct mail, insert cards
- Transition re-order quantities done on quarterly basis
- Insert cards marketing will be performed at budgets and volumes set during annual plan.
-

h) List Rental Management

- Oversight of function using existing list rental manager
- Must use Meredith's existing list rental manager through the plan period and will transition this relationship to the new circ management partner's vendor.
- Approvals, billing and collections of all orders
- Fulfillment of orders from list management vendors through the transition period.

i) Finance

- Accounting and finance services in support of subscription management
- Accounting and finance services directly related to subscription management

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• Provide monthly order reports and reconciliation from the CDS system to Meredith's finance team
j) AAM/BPA Support	• Transition all documents related to filing of all publisher and audit statement to the new circulation vendor.
2. **IT - Print / Editorial Tools** Meredith Functional Lead: Mike Lacy, Tracy Hinshaw Service Recipient Functional Lead: [TBD]	**Applicable Termination Date**: December 31, 2019 • Access to print and editorial workflow systems and tools necessary to support Production and Premedia on a long term basis
3. **Production** Meredith Functional Lead: Chad Schumacher Service Recipient Functional Lead: [TBD]	**Applicable Termination Date**: December 31, 2019 Full suite of production support services for the Magazine, including:

a) Magazine Support Services	Positioning/Book Make-up

	• Provide positioning commitments on all sales requests and RFPs.
	• Provide cost guidance on furnished and or specialty (e.g. gatefold) ad units.
	• Track and manage all positioning promised to advertisers/agencies.
	• Lead the book make-up process for each issue
	    o Partner with edit staff to position all editorial pages and ad adjacencies.
	    o Work with Publisher and sales staff to allow acceptance of advertising up to published press date.
	    o Ensure ad placements meet all positioning requirements presented on insertion order or mutually agreed upon positioning communication.
	    o Build each issue per make-up rules established by management (ad/edit%, # of edit spreads, minimum book size, etc.)
	• May require Service Recipient provide its own instance of Salesforce for tracking/management of advertising.

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Magazine Manufacturing & Distribution

- Utilize software to build each issue and issue instructions to manufacturing plant(s)
  - Create editions for any demographic or geographic versions including any consumer marketing efforts which would mail with the Magazine.
  - Issue press, bind, and offline instructions to plant.
  - Track receipt of any furnished units (e.g. inserts) at the manufacturing plant(s).
- Create and maintain print schedules
- Plan and manage distribution
  - Presort (If performed by 3rd party, pass-through cost. If performed by Meredith $2.00/M)
  - Plan and manage sub and newsstand freight (pass-through cost)
  - Enhanced mailing strategies as applicable (e.g. co-mail, co-bind, etc.). Associated manufacturing charges will be a pass-through cost.
  - Create estimates for postage requirements and funding of postal accounts. Service Recipient shall be responsible for actual post costs and funding of accounts.
- Periodically provide recommendations and opportunities to reduce overall production cost.

Vendor Management

- Utilize Meredith scale to negotiate Printer/Paper pricing.
  - Printer pricing will be invoiced at 3% of Service Recipient's printer costs (including Quad fees and other printers)
  - Paper pricing will be invoiced per the Paper Purchasing Agreement
  - Service Recipient shall purchase from Meredith all of its requirements of paper products for the Magazine from paper suppliers as necessary to produce the publications in accordance with current specifications. The paper pricing will be at Meredith's cost (consistent with the pricing for all other for Meredith's other publications using the same paper and production parameters), subject to the 3% management fee.
- Manage performance, quality, and service of all vendors utilized in the production of the magazine.
- Manage paper inventory.

Third-Party Service Provider

Quad, including Publisher's Studio

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b. Premedia (digital / print)

Meredith Functional Lead:

Amy Tincher-Durik

Service Recipient Functional Lead:

[TBD]

Applicable Termination Date: December 31, 2019

Print Premedia

- Generate and distribute production schedules, inclusive of Issue Planning, Premedia, Ad Production, and Printer deadlines.
- Perform image color correction and system work, leveraging Des Moines, IA- and New York, NY- based staff and third party service provider (VMG).
    - Editorial/Design team will generate PDFs to upload into and notate image corrections and provide approvals via Meredith's soft-proofing software.
    - Meredith will assign a Quality Analyst to serve as a liaison between Editorial/Design and Imaging staff. Quality Analyst may be located in Des Moines, IA, whereby there will be limited in-person color shows.
    - Image and page tracking will occur in Meredith's Cycle Tracker system.
- Process pages, including preflighting and final PDF generation.
- Deliver final PDFs and hard proofs to printer.

Print Ad Production

- Traffic Print advertising files from receipt via Meredith's ad portal through delivery to the printer.
    - Confirm ad files received meet specifications.
    - Coordinate with the advertiser if there are any files issues, if files are late and/or advertiser requests an extension, or as needed to resolve other issues.
    - Coordinate building of ad-edit (with Editorial/Design team) or ad-ad pages.
- Deliver final PDFs to printer.
- Ad transactions to be passed back to Service Recipient at $650/month, subject to any material changes in frequency, rate base or ad volume (with adjustments made in accordance with pricing terms specified underlying Third-Party Service Provider agreement)

Digital Asset Management

- Generate XML from published Print editions and deliver for Website use.

Third-Party Service Providers

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- CC 2017: InDesign, PhotoShop, Illustrator—Adobe (licenses/support/maintenance)
    - Desktop publishing tools; PhotoShop is primary image color-correction and -manipulation tool
- Acrobat--Adobe (licenses/support/maintenance)
    - PDF creation, soft-proofing tool (markup)
- InPreflight Pro—Zevrix (licenses/support/maintenance)
    - InDesign Plug-in to verify the content of the file will reproduce correctly
- Output Factory-- Zevrix (licenses/support/maintenance)
    - InDesign Plug-in used to generate PDFs named correctly and using the correct output settings
- Bridge-- Adobe (licenses/support/maintenance)
    - View files and the associated metadata, also used for defining color management settings in Adobe tools
- InData-- Adobe (licenses/support/maintenance)
    - InDesign Plug-in that allows data to be imported into InDesign and automatically formatted
- Content Station, Smart Connection, Smart Mover-- Woodwing (licenses/support/maintenance)
    - CS and SC are file management tools in WW, SC is a InDesign plug-in. SM is a WW tool to move assets in WW
- Twist-- DALiM (licenses/support/maintenance)
    - Create PDFs, jpegs, reports for Ads, deliver files to output devices
- Mistral-- DALiM (licenses/support/maintenance)
    - Verifies file name and page size of PDFs submitted through Twist
- Preview--Apple (licenses/support/maintenance)
    - Review PDFs prior to upload
- Switch-- Enfocus (licenses/support/maintenance)
    - Automates certain Photoshop and InDesign functions
- PitStop Server-- Enfocus (licenses/support/maintenance)
    - Server to automatically verify the ability of a PDF to reproduce as desired
- Mass Transit-- Mass Transit (licenses/support/maintenance)
    - Send and receive files including between NY and DM
- Aspera-- Aspera (licenses/support/maintenance)
    - Send and receive files including between NY and DM and VMG in Manila
- Fetch/Cyberduck-- Fetch Softworks (licenses/support/maintenance)
    - Send and receive files; specific to some vendors, if SFTP required
- Oris Works-- CGS (licenses/support/maintenance)
    - Delivers files to proofers and serves as a back-up to Twist
- ORIS Color Tuner-- CGS (licenses/support/maintenance)
    - Processes files sent to the proofers to achieve a similar appearance to how the files will print on press

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- Oris PDF Tuner-- CGS (licenses/support/maintenance)
  - Tool used to edit PDFs
- Color Navigator--Eizo (licenses/support/maintenance)
  - Used to calibrate Eizo monitors
- Dalim ES – Dalim (licenses/support/maintenance)
  - Soft proof color viewing, proof annotation, comparison, proof rejection and approval
- Velocity Made Good (VMG)
  - Performs image work
- SendMyAd--Blanchard Systems (support/maintenance; cost/ad unit)
  - Portal through which advertisers submit ad materials (print, some digital/tablet)
- Aptara and Newgen (cost/issue)
- XML generation

* For the avoidance of doubt, the Services do not include the following:

- Services associated with creating and distributing Digital/Tablet Editions.
- Use of Meredith's Media Cloud DAM system for archiving of pre-published images and published assets (INDD, PDFs, images, illustrations, XML).
- Rights management, including use of Meredith Contracts Database and validation of rights for the purposes of reuse, licensing/syndication, etc.
- Support of licensing/syndication activities, such as file/asset transformation (e.g., XML, .txt, etc.) and delivery of assets to domestic or foreign licensing partners.

4. **Digital Editions and Apple Texture Support**

Meredith Functional Leads:

Kathryn Braet, Steve Crowe

Service Recipient Functional Leads:

* Requires Production/Premedia Service Category support

Applicable Termination Date: January 31, 2020, or upon written notice to Meredith received no later than November 15, 2019, to Service Recipient shall have the right to extend through September 30, 2020.

- Manage ongoing relationship with digital newsstand vendors to distribute and promote digital editions. Examples include: Apple/Texture, Amazon, Barnes & Noble, EBSCO/Flipster, Zinio
- Meredith will acquire and manage Direct to Publisher subscriptions for digital editions. Orders from these sources will be applied to the CDS file and will be sent to digital vendors for distributions. Examples include: Zinio and eMagazines
- Supply Apple (Texture) content in Apple News Format using custom templates created by Consumer Revenue.
- Manage iOS App for distribution through Apple App Store. This includes, but is not limited to app updates for iOS changes, releasing content within the app, providing print subscriber authentication and creating in-app purchases as new issues are

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released. To the extent Service Recipient moves to its own iOS developer account from a Meredith iOS account due to an application change, Service Recipient is responsible for all Apple-required customer refunds from the Closing

- Manage authentication access
- Use Meredith best practices for digital edition marketing, limited time promotions and engagement efforts through the transition period
- Where practicable, provide assignment of metrics/performance data for to the Magazine to Service Recipient.

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SCHEDULE B

Performance Standards

The Services will be performed in accordance with the following SLAs:

General SLA

- Des Moines-located staff is generally available 8 a.m.-5 p.m. CST on Business Days, or overtime as agreed by the parties and subject to incremental pricing as described in Schedule C.
- New York-located staff is generally available 8 a.m.-5 p.m. EST on Business Days, or overtime as agreed by the parties and subject to incremental pricing as described in Schedule C.
- Meredith will perform services in accordance with agreed-upon production schedules.

Consumer Marketing SLA

Specifics to be agreed upon, but to include:

- New vendor transition plan
  - Source level review
  - bi-weekly source/channel review
- Direct contact with dedicated account management

Production SLA

- Positioning in compliance with supplied insertion orders or positioning guidance.
- Make-up in compliance with management direction.
- Print instructions issued in accordance with agreed upon issue specifications
- Print quality and delivery

Premedia SLA

- Editorial/Design team will deliver images/files in accordance with agreed-upon production schedule, with no more than 10% of images/files being delivered after established deadlines using technology and process flows in place prior to the Effective Date.
- For body pages, target is no more than 2 cycles/page.
- For covers, target is no more than 3 cycles/page.

In the event of any failure to meet the foregoing SLAs, the Parties shall promptly address the issue between the Service Managers and, to the extent the Service Managers are unable to reach a resolution, either party may escalate the matter for review and resolution by senior management representatives of each Party.

SCHEDULE C

Fees

Service Category	Monthly Cost of Services (in $000s) Sports Illustrated
1. Consumer Marketing	$175.0
2. IT - Print / Editorial Tools	$53.5
3. Production / Premedia ** Plus costs (including travel/entertainment/lodging/etc.) for overtime and services after SLA-provided support hours* ** Plus third party fees for overtime / overages / missed deadlines charged through at cost*	$40.7
4. XML Conversion Fee	$.5
5. Ad Transaction Fee	$.65
6. Printing Management Fee	3% of Service Recipient's monthly printing Third-Party Costs, including Quad
7. Paper Purchasing Fee ** Plus cost of paper*	3% of Service Recipient's monthly paper purchasing costs
8. Bid Management Fee	3% of Service Recipient's monthly paid search Third-Party Costs
9. Annual Production Fee *Payable within ninety (90) days of the Effective Date and each anniversary of the Effective Date	$12.3
10. Production/Pre-Media Fee for SI/SI Kids for Texture	$4.1
11. Digital Editions and Apple Texture Support	$52.8

In the event that Service Recipient elects to extend the term for Consumer Marketing (including Bid Management), and Digital Editions and Apple Texture Support, the following fees shall apply during both the initial term and the extended term for the the following Service Categories:

For the avoidance of doubt, these fees shall not apply if the extension term for Consumer Marketing and Digital Editions and Apple Texture Support is not elected by Service Recipient by November 15, 2019.

Service Category	**Monthly Cost of Services (in $000s)** **Sports Illustrated**
1. Consumer Marketing	$165.0 (for initial term and extended term, if extension is elected)
8. Bid Management Fee	3% of Service Recipient's monthly paid search Third-Party Costs (for initial term and extended term, if extension is elected)
11. Digital Editions and Apple Texture Support	$50.0 (for first 6 months of initial term and extended term, if extension is elected $0.0 for second 6 months of initial term and extended term, if extension is elected)

Meredith shall provide Service Recipient the monthly Sports Illustrated Portion of the Revenue Share Allocation that is received by Meredith under the Texture Agreement (excluding any Minimum Guarantee). Any amounts due and payable to Service Recipient in connection with such arrangement shall be made promptly following Meredith's receipt of payment from Apple for the applicable period. For purposes hereof, (i) the term "Sports Illustrated Portion" means a fraction, expressed as a percentage, the numerator of which is the Engagement Time with respect to Sports Illustrated Magazine content for such month, and the denominator of which is the Engagement Time with respect to all Meredith content plus Sports Illustrated Magazine content for such month and (ii) the terms Revenue Share Allocation, Minimum Guarantee, and Engagement Time shall have the meanings ascribed to them in the Texture Agreement.